CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated December 21, 2017, accompanying the financial statements of Investment Grade Income Trust, 7-13 Year Series 42 (included in Invesco Unit Trusts, Taxable Income Series 484) as of August 31, 2017, and for the period from September 22, 2014 (date of deposit) through August 31, 2015 and for each of the two years in the period ended August 31, 2017, and the financial highlights for the period from September 22, 2014 (date of deposit) through August 31, 2015 and for each of the two years in the period ended August 31, 2017, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-195717) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
December 21, 2017